Exhibit 10.17

LICENSE AGREEMENT

[Pet Products]

This License Agreement (the “Agreement”) is made this 17th day of May, 2021, by and between BioLargo, Inc., a Delaware corporation and its wholly owned subsidiary BioLargo Life Technologies, Inc., a California corporation, having a principal place of business at 14921 Chestnut Street, Westminster, California 92683 (collectively referred to as “Licensor”), and Ikigai Holdings, LLC, a Nevada limited liability company having a principal place of business at One East Liberty Street, Suite 600, Reno, Nevada 89509 (“Licensee”). Each of Licensor and Licensee is a “Party”, and are collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, Licensor has developed a proprietary and patent-protected formulation called CupriDyne that eliminates odors and can be used as the basis for many products for use in many settings and environments, for consumer, professional, and industrial uses;

WHEREAS, Licensor and its affiliates manufacture, market and sell multiple products based on the CupriDyne formulation, including industrial odor control, consumer products, and medical products;

WHEREAS, Licensee desires to identify and launch distinctive mass-market consumer product solutions utilizing Licensor’s CupriDyne formulation and Licensee’s propriety method for creating and growing a mass-market consumer product winner.

WHEREAS, the parties desire to set forth their rights and obligations under an arrangement whereby (i) over a set period of time, Licensee tests potential products, claims, and markets to determine one or more products in which it desires to move forward to a next phase of testing, (ii) upon such decision, Licensor temporarily licenses to Licensee exclusive rights to sell a limited amount of the particular product to consumers during which time Licensee would test its viability as a potential mass-market winner (through “Phase I” testing), (iii) upon a “GO” decision to be determined solely by Licensee to proceed forward with expanding marketing and retail launch, Licensor agrees to grant to Licensee an exclusive license for such product, and (iv) in the event of a successful campaign and appropriate retail penetration, Licensee would lead an effort to sell the rights to the product to a consumer products company and Licensor shall permit Licensee to assign its exclusive rights to such third party company.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

1.           Definitions.

a.  “Licensor” means BioLargo Life Technologies, Inc., and BioLargo, Inc.

b.  “Licensee” means Ikigai Holdings, LLC.

c.  “Licensed Patents” means those patents and patent applications that are listed in Exhibit A and any other potential Licensor’s patents and patent applications improving on said listed patents and applications, and their divisions, continuations, continuations in part, patents issuing therefrom and all reissues or renewals of the same which might limit the scope of authorized manufacture use, sale and importing of Licensed Products within the scope of the Field of Use. Licensed Patents shall not include any other intellectual property rights such as, but not limited to, patents and/or patents applications not listed in Exhibit A (except if expressly stated herein), trademarks, copyrights or models.

d.  “Licensed Products” means any and all compositions and methods of use of those compositions for use by an end user and falling within the scope of at least one claim of a Licensed Patent and residing solely within the Field of Use. Licensed Products include for example liquids, powders and other materials containing such liquids and powders. Licensed Products exclude any associated mechanical devices for applications. Licensed Products shall further include any and all compositions and methods of use of those compositions for use by an end user and falling within the scope of Trade Secrets and Know-How disclosed in accordance with the execution and performance of this Agreement.

e.  “Field of Use” means, for purposes of defining the scope of the License under the Licensed Patents, Trade Secrets and Know-How granted in the scope of the present Agreement is limited to the manufacture, use, sale, export or importation of iodine-containing solutions or particles to reduce or eliminate odors in the air or on surfaces. The application may be by brushing, wiping, applying, coating or spraying the iodine-containing solutions or particles into the air or onto surfaces. The Field of Use excludes the use, advertising or marketing of the iodine-containing solutions or particles to the air or surfaces for purposes of antimicrobial or sanitizing uses. Specifically, the Field of Use granted under this Agreement include and are limited to (i) powdered products marketed to reduce odors caused by household pets, (ii) liquid products marketed to treat stains and odors caused by household pets, and (iii) products composed of porous fabric material and a composition distributed within the porous fabric material to produce molecular iodine (such as wipes).

f.  “Net Sales Price” shall mean actual revenues recognized under generally accepted accounting principles actually received from the sale, use or other disposition of the Licensed Products under license less (i) sales discounts, use, excise, added value and withholding taxes, and (ii) shipping charges.

g.  “Territory” means world-wide.

h.  “Trade Secrets” and “Know-How” refers to proprietary knowledge of Licensor related to the Licensed Products and the methods, compositions, and methods of manufacturing compositions described in the Licensed Patents, the Licensed Products, and the Field of Use.

2.           Initial “Rapid Testing”.

a.  During the period beginning on the effective date of this Agreement, and concluding October 1, 2021 (the “Rapid Testing Period”), Licensee may test through its proprietary “Rapid Testing Process” potential product uses otherwise known as claims, and potential products in an effort to determine if one or more products based on CupriDyne is appropriate to proceed with further market testing (the “Phase I Testing” described below) with the hopes of finding a product within the Licensed Products suitable to launch a full direct- marketing campaign.

b.  During the Rapid Testing Period, Licensor shall cooperate with Licensee as reasonably necessary to provide information as to potential product uses and potential products that may be suitable for initial testing. Licensor shall not be entitled to separate compensation for such cooperation.

c.  On or before the expiration of the Rapid Testing Period, Licensee may advise Licensor in writing of its intention to proceed with Phase I Testing for one (1) or more particular products (such notice, a “Notice to Proceed”). Such written notice shall identify with particularity the product name, uses, claims, market and proposed pricing. In the event of Licensor’s timely receipt of such notification, the provisions of Section 3 (Phase I Testing) shall apply. If Licensee fails to timely deliver notice to Licensor pursuant to this Section, this Agreement shall terminate at that time without further action by either party, and all rights granted to Licensee pursuant to this Agreement shall terminate.

d. In the event that Licensee does not notify Licensor of a GO Decision as defined below, Licensee agrees to share with Licensor brief results and information gathered in its prior testing, all of which shall exclude confidential information as defined in the Parties’ associated Non-Disclosure Agreement.

3.           Phase I Testing.

a.  Provided that Licensee delivers to Licensor a written Notice to Proceed prior to the expiration of the Rapid Testing Period, Licensee may proceed to test market the product(s) identified in the Notice to Proceed (the “Phase I Product(s)”) subject to the conditions and limitations of this Section. Licensee intends to develop a brand under which the Phase I Product(s) would be sold (the “Licensee Brand”).

b.  The “Phase I Testing Period” shall be approximately one hundred and twenty (120) days. The Parties agree to mutually negotiate and agree upon the commencement and termination of the Phase I Testing Period.

c.  Provided that Licensee delivers to Licensor a written Notice to Proceed prior to the expiration of the Rapid Testing Period, Licensor hereby grants to Licensee the world-wide exclusive right to sell the Phase I Product(s) to consumers (the “Phase I License”) during the Phase I Testing Period. The Phase I License shall terminate upon the expiration of the Phase I Testing Period.

d.  Licensee agrees to order, and Licensor agrees to manufacture, the number of Phase I Product(s) as requested by Licensee, for sale and delivery to Licensee for the purposes of the Phase I Testing, at Licensor’s cost plus a reasonable manufacturer’s margin, pursuant to the PMMA (as defined in Section 4(c) below).

e.  During the Phase I Testing Period, and in consideration of the exclusive rights granted to Licensee during such time, Licensor shall pause all sales of the Phase I Product(s) that may conflict with the information provided in the Notice to Proceed regarding targeted consumers, markets and claims. In addition, Licensor shall ensure that sales by third parties with whom Licensor is under agreement pause for products similar to the Phase I Product(s) and targeted to the same consumers, under any brand. Licensor acknowledges that pausing sales in accordance with this paragraph is critical to allow Licensee to acquire essential data about the Phase I Product(s) and the associated claims.

f.  On or before the expiration of the Phase I Testing Period, Licensee may advise Licensor in writing of its intention to proceed with an expanded marketing campaign (a “GO Decision”), the purpose of which is to build a broader base of consumer awareness, launch the pertinent product in retail stores, and direct customers to retail stores carrying the pertinent product. In such instance, the provisions set forth in Section 4, below, shall apply. If Licensee fails to timely deliver a GO Decision, this Agreement shall terminate at that time without further action by either party, and all rights granted to Licensee pursuant to this Agreement shall terminate.

g.  In the event that Licensee does not notify Licensor of a GO Decision as defined above, Licensee agrees to share with Licensor brief results and information gathered in its prior testing, all of which shall exclude confidential information as defined in the Parties’ associated Non-Disclosure Agreement.

4.           “GO” Decision on Licensed Product. Provided that Licensee has timely delivered a notice of a GO Decision to Licensor, and unless this Agreement is otherwise terminated, the Parties agree to the following:

a.  License Grant. Subject to Licensee’s performance of the payment obligations and declaration obligations set forth in Section 5, and effective as of the date of delivery of the notice of GO Decision without further action by Licensor or Licensee, Licensor hereby grants to Licensee, an exclusive, royalty-bearing license under the Licensed Patents, Trade Secrets, and Know-How to make, use, sell, offer for sale, export, and import Licensed Products anywhere in the Territory solely within the Field of Use.

i.          Licensee is not hereby entitled to sublicense or subcontract, in whole or in part, the rights granted to it hereunder, except as otherwise expressly agreed upon under this Agreement.

ii.          Licensee may subcontract to a third party the manufacturing and assembly, including personalization, of Licensed Products provided that Licensee remains responsible for the performance of the obligations deriving from this Agreement.

iii.         No license right other than those expressly granted under this Article is granted by Licensor to Licensee under this Agreement. Notwithstanding the previous sentence, Licensee shall be granted the right to license any patent covering improvements to the Licensed Patents.

iv.         Licensee shall be able to assign or sell this Agreement only upon approval by Licensor in accordance with Section 6, below, which approval shall not be unreasonably withheld.

b.  Exclusivity. The rights granted to Licensee under Section 4 of this Agreement shall remain exclusive, provided that Licensee continues to generate Two Million Five Hundred  Thousand Dollars ($2,500,000.00) in annualized revenues, beginning on the third (3rd) full calendar quarter following the first (1st) delivery of Licensed Product to a retail store, to be  determined by multiplying the quarterly revenues (of Licensed Products purchased from  Licensee) of the most recent completed quarter by four (4).

c.  Preferred Master Manufacturing Agreement. The parties agree to enter into a non-exclusive Preferred Master Manufacturing Agreement (the “PMMA”) to ensure the Licensed Product is manufactured with excellence and scalability. Licensee agrees to work with Licensor to plan production to scale and ensure supply chain risk mitigation.

d.  For Licensee’s purchase orders placed to Licensor, payment terms are fifty percent (50%) deposit due on order placement. If the remaining fifty percent (50%) is paid within ten (10) days of delivery, the entire purchase order will be discounted by two percent (2%). All purchase terms will be net thirty (30) days of delivery.

5.           Royalty and Payments.

a.  Royalty. Licensee shall pay to Licensor six percent (6%) of the Net Sale Prices of any and all Licensed Products made, used, sold, or imported in the Territory or exported from the Territory (the “Royalty”). All payments under this Agreement are exclusive of any value added taxes (“VAT”), withholding and other taxes. In case VAT and/or similar tax applies to any such payment, the required amount of such tax shall be payable by the Licensee in addition to such payment to Licensor.

b.  Payments. All payments under this Agreement shall be made to Licensor by bank transfer to the account listed hereafter, or at such other account as shall be furnished in writing by the duly authorized officer of Licensor.

6.           Sale to Third Party. Upon a successful retail launch determined solely by Licensee of one or more Licensed Products, Licensee intends to market the product(s) under Licensee’s Brand for sale to a major consumer products company, such as Proctor & Gamble. In such event Licensor agrees to reasonably cooperate with Licensee in its efforts.

a.  Exit Price. In the event that Licensee sells, transfers, and assigns its rights, title, and obligations under this Agreement to a third-party entity (an “Acquisition”), Licensee shall pay to Licensor a one-time payment of twenty percent (20%) of the total amount paid by such third-party to Licensee (the “Acquisition Exit Price”). This payment shall be delivered by Licensee to Licensor within thirty (30) days of Licensee receiving payment from a third-party for an Acquisition. Upon payment of the Acquisition Exit Price, Licensee’s obligation to pay the Royalty under Section 5 of this Agreement for the sale of Licensed Product after the payment of the Acquisition Exit Price shall be terminated.

7.           Enforcement/Third Party Infringement. Upon approval by Licensor which shall not be unreasonably withheld, Licensee shall have power to institute and prosecute at its own expense suits for infringement of the Licensed Patents, and, if required by law, Licensor will join as party plaintiff in such suits. All expenses in such suits will be borne entirely by Licensee, and Licensee would be solely entitled to all proceeds of such suit, including but not limited to any settlement or judgment.

8.           Reporting.

a.  Licensee shall keep full and accurate books of account showing the amount of Royalties due pursuant to this Agreement. These books of account shall be kept at Licensee’s place of business, and shall be made available to Licensor at reasonable times for inspection by an independent certified public account retained by Licensor and shall be kept and made available to Licensor for the later of (i) the end of the term of this Agreement, including any extensions thereof, or (ii) two (2) years following the end of the calendar year to which they pertain.

b.  Royalty Report. Not later than thirty (30) days after the completion of an Acquisition of Licensee’s rights, interest, or obligations under this Agreement to the Licensed Products and Licensed Processes, Licensee shall deliver to Licensor a true and accurate report (a “Royalty Report”), giving particulars of the business conducted by Licensee as are relevant to an accounting for Royalties due under this Agreement. The Royalty Report shall include at least the following: (i) the quantity of Licensed Products sold by Licensee; (ii) the revenues arising from sales of Licensed Products; (iii) the calculated Royalty due to Licensor; and (iv) any other revenues received from third parties. Simultaneously with the delivery of each Royalty Report, Licensee shall pay to Licensor the applicable Royalty due, as set forth in Section 5 above.

c.  Audit Rights. Licensor shall be entitled, upon no less than ten (10) days written notice to Licensee and during business hours at Licensee’s office or such other place as Licensee shall designate within the state of Nevada, to inspect and examine those books and records of Licensee relating to the determination of Royalties set forth in any Royalty Report. The inspection of Licensee’s records shall be performed by a national public accounting firm (a “Qualified Firm”). The examination must be conducted within ten (10) days of such books and records being made available to Licensor (“Examination Period”). The Qualified Firm shall prepare a report indicating the results of the review (the “Audit Report”). If the Audit Report discloses that the amount of Royalties reported to Licensor was incorrect, Licensee shall pay to Licensor the deficiency, unless Licensee disputes the Report within thirty (30) days after the receipt of the Report by Licensee. If Licensee disputes the Report within this thirty (30) day period, Licensee and Licensor shall agree upon another of the national independent accounting firms to review and verify the Royalties, and provide the results thereof to Licensee and Licensor (the “Reconciliation Audit”) and the determination as set forth in the Reconciliation Audit shall be binding upon Licensee and Licensor. All costs and expenses of the auditor generating the  Audit Report shall be paid by Licensor unless the audit shows that Licensee understated Royalties in the Royalty Report by more than ten percent (10%), in which case Licensee shall pay the cost and expenses of such audit. Notwithstanding the foregoing, in the event the Reconciliation Audit is performed, Licensee and Licensor shall each pay fifty percent (50%) of the cost of the Reconciliation Audit. The exercise by Licensor of its audit rights hereunder shall not relieve Licensee of its obligations to pay prior to the request for and inspection and examination of Licensee’s books and records or permit Licensor the right to audit any other sums with the exception of the amounts set forth in this Royalty Report. If Licensor does not elect to exercise its rights to audit during the Audit Period, and/or does not elect to examine the books and records during the Examination Period, then Licensee’s Royalty Report shall conclusively be deemed to be correct and Licensor shall be bound by Licensee's determination. Additionally, Licensor agrees and acknowledges that the audit right as set forth herein and the review of books and records shall be confidential and, with the exception of Licensor’s auditors, Licensor may not disclose or discuss the audit or the results of the audit to any other parties.

9.           Marking of Patent Rights. All Licensed Products shall bear a trademark designated and owned by Licensee, and appropriate patent marking, such as “Patent Pending” or reference to specific issued U.S. Patents covering the Licensed Products, pursuant to and in conformance with the guidelines issued from time to time by Licensor. Licensee shall consult with and obtain the written approval of Licensor with respect to any such patent marking.

10.         Insurance Requirements. Licensee shall maintain, at Licensee’s expense, during the period that any Licensed Product is made, used, sold or otherwise made available to others pursuant to this Agreement, comprehensive liability insurance, including product liability insurance, with a reputable and financially secure insurance carrier(s) to cover the activities of Licensee and its sublicensees, if any, contemplated by this Agreement, for minimum limits of Two Million Dollars ($2,000,000.00) per occurrence. Such insurance shall name Licensor as an additional insured. Licensee shall furnish a Certificate of Insurance, upon request, evidencing coverage of Two Million Dollars ($2,000,000.00) with thirty (30) days of written notice of cancellation or material change to Licensor. Licensee’s insurance shall be written to cover claims incurred, discovered, manifested, or made during the term, or after the expiration, of this Agreement. Licensee shall at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement. All such liability insurance policies shall be written as primary policies not contributing with and not in excess of coverage which Licensor may carry.

11.         Limited Warranty.

a.  In no event shall any amount paid hereunder by Licensee be refundable to it, including in case of cancellation by a court of final jurisdiction or in case of any final invalidation of any Licensed Patent licensed under this Agreement, or in case of termination pursuant to Section 12.

b.  Licensor guarantees only the existence of Licensed Patents. In the event that during the term of this Agreement, the existence of any Licensed Patent is threatened for any reason, Licensor may, in its discretion and at its expense, use reasonable commercial efforts to preserve such existence and will keep Licensee informed of such actions and procedures when required in writing by Licensee. Licensee will cooperate with Licensor, at Licensor’s expense, by providing any information and assistance reasonably requested by Licensor and necessary to initiate and bring the above referred actions and procedures to a satisfactory conclusion.

c.  Except as set forth in this Section and set forth in the PMMA, Licensor disclaims all warranties, express or implied, including warranty of non-infringement, warranties of merchantability and fitness for a particular purpose, arising out of this Agreement and the rights provided hereunder.

d.  In no event shall either Party be liable under this Agreement for any indirect, special or consequential damages including, but not limited to, lost profits or demands against the other Party by any person, or other commercial loss.

12.         Events of Default and Termination.

a.  This Agreement shall terminate automatically in the event that Licensee files a petition, or has a petition filed against it, under any laws relating to insolvency, including, without limitation, any filing under any provision of the U.S. Bankruptcy Code; or enters into any voluntary arrangement for the benefit of its creditors; or appoints, or has appointed on its behalf, a receiver, liquidator or trustee of its property or assets.

b.  The following shall be considered an “Event of Default”:

i.           Licensee’s failure to timely pay to Licensor during a particular Reporting Period an amount equal to at least the sum of the Royalty due for such Reporting Period in compliance with Section 5(b);

ii.          Licensee’s failure to timely deliver to Licensor the Report due for a Reporting Period;

iii.         Licensee’s assignment, or attempted assignment, of this Agreement in violation of the terms set forth in Section 18.l below;

iv.         An uncured “Event of Default” by Licensee under the forthcoming PMMA, as that term is defined in the PMMA;

v.          Licensor’s grant of a license to a third party in the Field of Use during the Term, provided that Licensee has not breached one or more provisions of this Agreement, or otherwise committed an Event of Default; and

vi.         Licensor’s failure to pay any necessary fees for the continuation of the Licensed Patents.

Notwithstanding the above, should an Event of Default occur, Licensor or Licensee, as the case may be, agrees to provide the defaulting party notice of such Event of Default with the opportunity to cure such Event of Default within a period of thirty (30) days.

c.   Termination by Licensee. Licensee may terminate this Agreement upon thirty (30) days written notice to Licensor for any or all of the following grounds, except for subsection (i) in which case termination shall occur automatically.

i.          Insolvency. A receiver is appointed for Licensor or its property; or Licensor makes an assignment for the benefit of its creditors; or any proceedings are commenced by, for or against either Party under any bankruptcy, insolvency or debtor's relief law; or either Party is liquidated or dissolved; or

ii.          Breach. Licensor breaches any material term or condition of this Agreement or forthcoming PMMA, and fails to cure such breach (or commence and diligently pursue cure in the event the breach is of such a nature that it cannot be completely cured within such time) within thirty (30) days after receipt of written notice thereof from Licensee.

d.  Termination by Licensor. Licensor may not terminate this Agreement without cause, but in the event that it wishes to terminate this Agreement for any reason, Licensor agrees that Licensee will be provided with no less than one hundred fifty (150) days’ written notice in order to allow Licensee to reposition its business following the termination of the Agreement.

13.          Obligations and Rights Upon Termination.

a.   Upon termination of this Agreement for any reason, Licensee shall:

i.          promptly return to Licensor all material delivered to Licensee, including but not limited to technical writings, business writings, materials, samples, data, drafts, proposals, sales information, business information, retaining a confidential copy of this Agreement, and cause one or more of its officers to execute a certification, under penalty of perjury, that all such items have been returned;

ii.          immediately stop all business, sales, marketing, publication, public disclosure, and sale of Licensed Product; and

b.  Upon termination of this Agreement, Licensor shall have no obligation to refund any payment or fee made to it or received by it under any provision of this Agreement, regardless of purpose.

c.  Upon termination of this Agreement, Licensor agrees that Licensee shall retain ownership of the Licensee Brand, unless otherwise agreed to in writing.

14.          Representations and Warranties of Licensor. Licensor represents and warrants to Licensee as follows:

a.  Licensor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its property and to carry on its business as now being conducted.

e.  Licensor has full power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized by all necessary corporate action of Licensor. This Agreement has been duly executed and delivered by Licensor and, assuming this Agreement is duly executed and delivered by Licensee, constitutes a valid and legally binding obligation of Licensor enforceable against Licensor in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally, or the availability of equitable remedies.

f.  The execution and delivery by Licensor of this Agreement do not, and compliance by Licensor with the provisions of this Agreement will not, conflict with or result in a breach or default under any of the terms, conditions or provisions of any contract to which Licensor is a party or otherwise bound.

15.          Representations and Warranties of Licensee. Licensee represents and warrants to Licensor as follows:

a.  Licensee is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its property and to carry on its business as now being conducted.

b.  Licensee has full power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized by all necessary corporate action of Licensee. This Agreement has been duly executed and delivered by Licensee and, assuming this Agreement is duly executed and delivered by Licensee, constitutes a valid and legally binding obligation of Licensee enforceable against Licensee in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally, or the availability of equitable remedies.

c.  The execution and delivery by Licensee of this Agreement do not, and compliance by Licensee with the provisions of this Agreement will not, conflict with or result in a breach or default under any of the terms, conditions or provisions of any contract to which Licensee is a party or otherwise bound.

16.          Confidentiality. From time to time, so long as this Agreement should be in force or effect, Licensee and Licensor shall execute a mutually acceptable non-disclosure agreement in form and substance as each other should from time to time deem necessary or desirable (the “Non-Disclosure Agreement”). Licensee and Licensor shall cause each and every one of their officers, employees, independent contractors, and other individuals or entities having access to the confidential information provided to Licensee and Licensor, to execute mutually acceptable non-disclosure agreements in form and substance as Licensor and Licensee should from time to time deem necessary or desirable.

17.          Indemnification.

a.  Licensee Indemnification. Licensee shall indemnify, save and hold harmless Licensor and each of its officers, directors, employees, agents and affiliates, and each of their successors and assigns (collectively, the “Licensor Indemnified Parties”) from and against any and all costs, losses, claims, liabilities, fines, penalties, consequential damages (other than lost profits) whatsoever, including but not limited to death or injury to person or damage to property, and expenses (including interest which may be imposed in connection therewith, court costs and actual attorneys’ and expert witness fees and disbursements of counsel) (collectively, “Damages”) incurred in connection with, arising directly or indirectly out of, resulting from or incident to (i) Licensee’s exercise of any of its rights or conduct of any activities granted hereunder, (ii) the commercial sale and/or use of Licensed Product and/or the Licensee Brand; (iii) the performance, non-performance, or harmful effects of the sale, manufacture, or use of the Licensed Products, including without limitation product liability claims; (iv) the content of any advertising of the Licensed Product under the Licensee Brand; (v) any federal or state agency action arising from the promotion or sale of Licensed Product.

b.  Licensor Indemnification. Licensor shall defend, indemnify and hold Licensee harmless from and against any damages, claims, lawsuits, causes of action, liabilities, costs, obligations and expenses (including reasonable attorneys’ fees and court costs) arising solely out of any claim or allegation (whether or not proven) by any third party that the sale of the Licensed Product infringes upon or violates a valid intellectual property right or represents a misappropriation of a trade secret of a third party.

c.  If a claim for Damages (a “Claim”) is to be made by a Party entitled to indemnification hereunder (an “Indemnified Party”) against the indemnifying Party (the “Indemnifying Party”), the Indemnified Party shall give written notice (a “Claim Notice”) to the Indemnifying Party, which notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify (to the extent that the information is available) the factual basis for the Claim and the amount of the Damages, if known. If the Claim is a Third Party Claim, the Indemnified Party shall provide the Claim Notice as soon as practicable after such Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 17. If any lawsuit or enforcement action is filed against any Indemnified Party, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within 15 calendar days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party has been damaged by such failure.

d.  Such Indemnifying Party shall have the right, at its or his option, to defend at its or his own expense and by its or his own counsel any Third Party Claim, provided that (i) the Indemnifying Party acknowledges in writing (at the time such Indemnifying Party elects to assume such defense) its obligation under this Section to indemnify the Indemnified Party with respect to such Third Party Claim, which acknowledgement may be subject to a reservation of rights against the Indemnified Party, (ii) such counsel is reasonably satisfactory to the Indemnified Party, (iii) the Indemnified Party is kept fully informed of all developments, and is furnished with copies of all documents and papers, related thereto and is given the right to participate in the defense and investigation thereof as provided below, and (iv) such counsel proceeds with diligence and in good faith with respect thereto. If any Indemnifying Party shall undertake to defend any Third Party Claim, such Indemnifying Party shall notify the Indemnified Party of its or his intention to do so promptly (and in any event no later than twenty (20) days) after receipt of notice of the Third Party Claim, and the Indemnified Party agrees to cooperate in good faith with the Indemnifying Party and its counsel in the defense of such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in the defense and investigation of any Third Party Claim with its own counsel at its or his own expense, except that the Indemnifying Party shall bear the expense of such separate counsel if (A) in the view of counsel to the Indemnified Party reasonably acceptable to the Indemnifying Party, use of counsel of the Indemnifying Party’s choice would reasonably be expected to give rise to a conflict of interest, (B) there are or may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and which cannot be asserted by the Indemnifying Party on behalf of the Indemnified Party, (C) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the Third Party Claim is given to the Indemnifying Party or notice that the Indemnifying Party intends to assume the defense of the Third Party Claim is given to the Indemnified Party or (D) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the expense of the Indemnifying Party. The Indemnifying Party shall not settle any Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided, that, an Indemnified Party shall not be required to consent to any settlement involving the imposition of equitable remedies; and, provided, further, that, in no circumstances shall the Indemnifying Party consent to the entry of a judgment with respect to any Third Party Claim or enter into any settlement which does not include a provision whereby the plaintiff or claimant in such matter releases the Indemnified

Party from all liability with respect thereto.

18.         General Provisions.

a.  Notices. All Notices, requests and other communications that a Party is required or elects to deliver shall be in writing and shall be delivered personally, or by facsimile, or by a recognized overnight courier service, to the other Party at its address set forth below or to such other address as such Party may designate by notice given pursuant to this Section:

If to Licensor:	BioLargo, Inc. 14921 Chestnut Street Westminster, CA 92683 Attn: Dennis P. Calvert

If to Licensee:	Ikigai Holdings, LLC One East Liberty Street, Suite 600 Reno, NV 89509 Attn: Jane Pak, CEO

All such notices, requests and other communications will: (i) if delivered personally to the address as provided in this Section 18(a)18.a, be deemed given upon delivery; and (ii) if delivered by messenger or courier to the address as provided in this Section 18(a), be deemed given on the earlier of the first business day following the date sent by such messenger or courier upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 18(a)18.a. A Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties hereto.

b.  Publicity. Neither Party shall issue any public announcement regarding this Agreement, or which contains the name of the other Party, without giving prior reasonable notice to the other Party, and receiving written approval thereon; provided, however, that (i) Licensor may withhold its approval in its sole and absolute discretion and (ii) written approval from Licensee shall not be required for any disclosures that are required or which counsel advises Licensor are required by applicable law, including without limitation Federal securities laws, in which instance, Licensor shall so notify Licensee as reasonably promptly as commercially possible.

c.  Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the Parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

d.  Waiver and Amendment. No provision of this Agreement may be waived unless in writing signed by all the Parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended only by a written agreement executed by all the Parties to this Agreement.

e.  Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof.

f.  Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

g.  Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

h.  Costs and Attorneys’ Fees. If any action, suit, arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this Agreement, the prevailing party shall recover all of such party’s attorneys’ fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom. As used in this Section 18.h, attorneys’ fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to “reasonable attorneys’ fees” as defined in any statute or rule of court.

i.  Rights Cumulative. No right granted to the Parties under this Agreement on default or breach is intended to be in full or complete satisfaction of any damages arising out of such default or breach, and each and every right under this Agreement, or under any other document or instrument delivered hereunder, or allowed by law or equity, shall be cumulative and may be exercised from time to time.

j.  Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all Parties have participated in the preparation of this Agreement.

k.  Force Majeure. If any Party to this Agreement is delayed in the performance of any of its obligations under this Agreement or is prevented from performing any such obligations due to causes or events beyond its control, including, without limitation, acts of God, fire, flood, war, terrorism, earthquake, strike or other labor problem, injunction or other legal restraint, present or future law, governmental order, rule or regulation, plague, epidemic, or pandemic, then such delay or nonperformance shall be excused and the time for performance thereof shall be extended to include the period of such delay or nonperformance.

l.  Assignment and Transfers. Subject to Licensor’s written consent which shall not be unreasonably withheld, Licensee may assign or delegate this Agreement or any of its rights, interests, or obligations hereunder to a third party pursuant to an Acquisition as set forth in Section 6. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

m.  Dispute Resolution. For any and all disputes arising out of or related to this Agreement, any Party’s performance of its obligations herein, the construction and/or interpretation of the terms of this Agreement, or any Party’s post-termination obligations arising out of or related to this Agreement, the Parties agree to first attempt to resolve the matter through informal mediation. In the event the mediation does not resolve the Parties’ dispute, the Parties agree to submit their dispute to binding arbitration in Clark County, Nevada. Arbitration under this Agreement shall be conducted by the Judicial Mediation and Arbitration Services (“JAMS”) in Las Vegas, Nevada, under its Comprehensive Arbitration Rules and Procedures (the “Rules”). The aggrieved Party must deliver to the other a written notice of intent to seek arbitration no later than one (1) year after the event that first gives rise to the dispute, otherwise that party’s rights shall be irrevocably waived. The dispute shall be decided by one arbitrator selected by mutual agreement of the Parties, or absent agreement, in accordance with the Rules. The arbitrator’s fee and other expense of the arbitration process shall be shared equally. The Parties shall bear their own respective costs and attorney's fees during the arbitration and until the Arbitrator awards a prevailing party its fees and costs. Nothing herein precludes a Party from pursuing equitable relief.

/s/	/s/

Licensor	Licensor

n.  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the date set forth above.

LICENSOR	LICENSEE
Biolargo, Inc.
BioLargo Life Technologies, Inc.	Ikigai Holdings, LLC
/s/Dennis P. Calvert	/s/Jane Pak
By: Dennis P. Calvert, President	By: Jane Pak, CEO

Exhibit A

Identified Patents

US Registration Number 7,867,510, issued January 11, 2011, titled “Material having antimicrobial activity when wet”.

US Registration Number 7,943,158, issued September 20, 2011, titled “Absorbent systems providing antimicrobial activity”.

US Registration Number 8,574,610, issued November 5, 2013, titled “Material Having Antimicrobial Activity When Wet”.

US Registration Number 8,642,057, issued February 4, 2014, titled “Antimicrobial and Antiodor Solutions and Delivery Systems”.

US Registration Number 9,414,601, issued August 16, 2016, titled “Material having antimicrobial activity when wet”.

1.          Continuing Patent Applications. To the extent that there is currently pending at the United States Patent and Trademark Office on the date set forth above any continuing patent application claiming benefit of priority to any of the patents providing Patent Rights under the Agreement, Licensor agrees to keep such continuing patent application or a continuation utility patent application thereof pending during the License Term of the Agreement, for so long as is allowable under U.S. patent law. For illustration purposes only, and not to limit the scope of this section, currently-pending U.S. Patent Application No. 16/184,048 claims benefit of priority to U.S. Patent No. 8,642,057. As used herein, “continuing patent application” includes any patent application claiming benefit of priority under 35 U.S.C. § 120 including, but not limited to, continuing, continuation-in-part, and design patent applications. From time to time, Licensee may request reasonable amendments to the claims of a then-pending continuing patent application, or the filing of another continuing patent application, to present claims for patenting that Licensee may desire. Licensor agrees to make such reasonable amendments or to file another such continuing application, and the Parties agree to equally share the costs of such amendment or another such continuing application in a manner to be decided by the Parties. If there is a disagreement between the Parties as to the value of continued prosecution of an application, either Party wishing to continue prosecution (including filing continuation applications and appeals) may do so at their own expense, which will not alter any other provision of this Agreement. Any patent issuing after such reasonable amendment or another such continuing application shall automatically be added to the Patent Rights under the Agreement.